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                                                                    Exhibit 99.1

                               VELOCITA LETTERHEAD

                                  June 8, 2001

To: The Warrant Holders of Velocita Corp.

         Pursuant to Section 2.02(b) of the Warrant Agreement dated May 10, 2000 by and between the Company and United States Trust Company of New York (the "Warrant Agreement," capitalized terms used herein without definition having the meanings given to such terms in the Warrant Agreement), Velocita Corp. ("Velocita") (formerly known as PF.Net Communications, Inc.) was obligated to issue Warrants to acquire an additional 2,765,432 shares of Common Stock unless Velocita completed a Qualified Issuance on or prior to the Second Contingent Warrant Issue Date. The "Second Contingent Warrant Issue Date" was May 10, 2001, provided that such date was extended by 30 days in accordance with the Warrant Agreement because Velocita was engaged in negotiations with respect to a Strategic Equity Investment and Velocita had a reasonable and good faith belief that such Strategic Equity Investment would be consummated and would meet the requirements of a Qualified Issuance. Velocita notified you on May 9, 2001 that the Second Contingent Warrant Issue Date had been extended by 30 days pursuant to the terms of the Warrant Agreement.

         On May 24, 2001, Velocita consummated a Strategic Equity Investment whereby Cisco Systems, Inc. ("Cisco") purchased $200.0 million in aggregate initial liquidation preference of a new series of Velocita's senior cumulative convertible preferred stock. Velocita also issued to Cisco warrants that may become exercisable for shares of Velocita's common stock, at times and in amounts to be determined based on the occurrence of certain events.

         On June 7, 2001, the Company's Board of Directors made a determination, based on an opinion from a nationally recognized investment bank, that the equity valuation of the Company following the $200.0 million preferred equity investment by Cisco was at least $1.5 billion. Accordingly, the Company hereby notifies you that the Company is not required to issue additional warrants exercisable for 2,765,432 shares of the Common Stock in accordance with the terms of the Warrant Agreement.


                                         By:  /s/ DAVID LERCH
                                              ---------------------------------
                                              Name:   David Lerch
                                              Title:  Assistant Treasurer